CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-32681 and 333-89839 of Sun Bancorp, Inc., on Form S-8, of our reports dated March 14, 2005, relating to the consolidated financial statements of Sun Bancorp, Inc. and to management's report on the effectiveness of internal control over financial reporting (which reports expressed an unqualified opinion; the report on the consolidated financial statements includes an explanatory paragraph concerning the adoption of Financial Accounting Standards Board Interpretation No. 46 (R) and the change in the method of accounting for stock-based compensation to adopt the fair value recognition provisions of Statements of Financial Accounting Standards Nos. 123 and 148 in 2003 and the change in the method of accounting for goodwill to conform to Statement of Financial Accounting Standards No. 147 in 2002), appearing in this Annual Report on Form 10-K of Sun Bancorp, Inc. for the year ended December 31, 2004.



/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
March 16, 2005